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For Immediate Release                CONTACTS:
April 18, 1999                       Columbia Energy Group
                                     ---------------------
                                     Thomas L. Hughes (Financial Community)
                                     (703) 561-6001
                                     R.A. Rankin, Jr. (News Media)
                                     (703) 561-6044
                                     Kekst and Company
                                     -----------------
                                     Michael Freitag/Jessica Barist (News Media)
                                     (212) 521-4800


COLUMBIA ENERGY GROUP PROPOSES ACQUISITION OF CNG
FOR $70 PER SHARE IN CASH AND STOCK

COLUMBIA SEEKS NEGOTIATED MERGER;
PROPOSAL NOT SUBJECT TO ANY FINANCING CONDITIONS

         HERNDON, Va., April 18 -- Columbia Energy Group today announced that it has formally proposed a negotiated merger transaction between Columbia and Consolidated Natural Gas Company (CNG) in which CNG shareholders would receive $70 per share of CNG common stock, consisting of $24.50 in shares of Columbia (with the actual number of shares based on Columbia's stock price at the closing and subject to a customary two-way collar) and $45.50 in cash. Based on closing market prices on April 16, 1999, this represents a premium of 33.5 percent to CNG's market price and a premium of 21 percent to Dominion Resources, Inc.'s February 1999 offer to merge with CNG.

         The proposal is not subject to any financing conditions, but is conditioned on negotiation and execution of a mutually acceptable merger agreement. Columbia's proposal was made in a letter sent today by Oliver G. Richard III, chairman, president and CEO of Columbia, to George A. Davidson, Jr., chairman and CEO of CNG.

         Mr. Richard said, "Our proposal for a strategic business combination with CNG is consistent with our strategies for growth in the regulated and non-regulated sectors of our business, and is a compelling combination for the shareholders and customers of both companies. These strategies include driving earnings growth by operational excellence, expansion projects, and creativity within the transmission and distribution segments, as well as redeploying cash in higher-return non-regulated businesses and positioning the group to prosper in the emerging deregulated energy industry. The strategies would be well served by this transaction. We believe we are uniquely positioned to capture the full value of a combination with CNG and are hopeful that we will have the opportunity to explore such a merger more fully."

         Mr. Richard also said, "Based upon our preliminary analysis of publicly available information, we believe this transaction has the potential for pre-tax savings of approximately $250 million in Year Two and approximately $300 million in subsequent years examined."



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         The text of the letter to CNG is as follows:

Dear George:

         We were disappointed to learn on February 22, 1999 that you and your Board of Directors had authorized Consolidated Natural Gas Company (CNG) to enter into a definitive merger agreement with Dominion Resources, Inc. (Dominion). We believe our proposal, which we had submitted to you on February 20th and provided for a value of $66 to $70 per share of CNG's common stock, was compelling.

         We continue to believe a combination of our two companies would be an excellent financial and strategic fit. Accordingly, on behalf of Columbia Energy Group (Columbia) and our Board of Directors, I am hereby making a formal proposal of a negotiated merger transaction between Columbia and CNG in which CNG shareholders would receive $70 per share of CNG common stock, consisting of $24.50 in shares of Columbia (with the actual number of shares based on our stock price at the closing and subject to a customary two-way collar) and $45.50 in cash. This represents a premium of 33.5 percent to CNG's market price and a premium of 21.0 percent to Dominion's offer based on closing market prices on April 16, 1999.

         We have adequate sources of financing and therefore our proposal is NOT subject to any financing conditions. Although our proposal is conditioned on negotiation and execution of a mutually acceptable merger agreement, we are prepared to negotiate a merger agreement with substantially similar representations, warranties, closing conditions and termination rights as those in the current Dominion agreement. We are prepared to move as quickly as possible to close the transaction.

         Clearly, our proposal is more favorable to CNG shareholders than a merger with Dominion. In addition to the obvious immediate benefits of a higher premium with a substantial cash component, there are clear strategic benefits to a combination of our two, similar companies that simply are not available under the proposed Dominion transaction. These benefits include significant cost savings and other synergies that can enable us to provide better value and service to our customers while delivering enhanced value to our shareholders. We believe the synergies achieved from our proposed transaction would significantly exceed those expected under the Dominion offer and the transaction would be accretive to our earnings per share in the second year. Accordingly, we believe your shareholders will react more favorably to a merger of CNG and Columbia than they have to the proposed Dominion transaction, the value of which has declined significantly since being announced.

         We would welcome the opportunity to meet with you and other members of your Board of Directors and senior management and advisers as soon as practicable to explore more fully the benefits of our proposal. To effect such a meeting, we are prepared to enter into a confidentiality agreement and, among other things, review the disclosure schedules you have prepared in connection with the Dominion transaction. We further believe that your fiduciary duties require you to consider our proposal with your Board of Directors and that, consistent with the terms of Section 7.11 of your current agreement with Dominion, you are permitted to enter into discussions with us.

         Our Board fully supports our proposal, which is consistent with Columbia's long-term growth strategy. As you can appreciate, with a proposal of this type, time is of the essence. Accordingly, if you do not respond favorably to our proposal by May 3, 1999, we will withdraw it. I look forward to hearing from you shortly and to working with you so that we may bring our clearly superior proposal to a vote of your shareholders.


                                     Sincerely yours,


                                     Oliver G. Richard III



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         Columbia Energy Group, based in Herndon, Va., is one of the nation's leading energy services companies, with 1998 revenues of nearly $6.6 billion and assets of about $7 billion. Its operating companies engage in all phases of the natural gas business, including exploration and production, transmission, storage and distribution, as well as commodities marketing, energy management, propane sales and electric power generation, sales and trading. Columbia companies serve customers in 34 states and the District of Columbia; over 60 percent of America's gas and electric revenue is derived in and around its principal operating region.

         Information about Columbia Energy Group (NYSE:CG) is available on the Internet at www.columbiaenergygroup.com.
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         This release contains forward-looking statements (as defined by Section
21E of the Securities Exchange Act of 1934, as amended) which reflect management's current views with respect to certain future events and performance, including statements regarding cost synergies, accretion to earnings, and growth in the regulated and non-regulated sectors. The following factors are among those that could cause actual results to differ materially from these forward-looking statements, which involve risks and uncertainties, and that should be considered in evaluating any such statement: the failure of CNG to negotiate with Columbia concerning the proposed transaction; failure to obtain stockholder or regulatory approvals; higher-than-expected integration costs; delay in obtaining or inability to obtain reductions in overhead costs, purchasing costs, or other operational efficiencies; loss of customers; conditions or restrictions imposed during the regulatory approval process; weather; supply and demand for natural gas, electricity and propane; and changes in general economic conditions.



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